UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 19, 2012

GLEACHER & COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-14140

(Commission File Number)

22-2655804

(IRS Employer Identification No.)

1290 Avenue of the Americas
New York, New York

(Address of Principal Executive Offices)

10104

(Zip Code)

(212) 273-7100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 19, 2012, Gleacher & Company, Inc. (the “Company”)  received a letter from the listing qualifications department staff of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that for the last 30 consecutive business days the bid price of the Company’s common stock had closed below the $1.00 minimum closing bid price per share required by the continued listing requirements set forth in NASDAQ Listing Rule 5450(a)(1) (the “Rule”).

At this time, this notification has no effect on the listing of the Company’s common stock on The NASDAQ Global Market.

In accordance with Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until December 17, 2012, to regain compliance with the Rule. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days during the stated 180-day period.

The Company intends to actively monitor the bid price for its common stock between now and December 17, 2012, and will consider all available options to regain compliance with the Rule.

If the Company does not regain compliance by December 17, 2012, NASDAQ will provide written notification to the Company that its common stock may be delisted. The Company may submit an application on or before December 17, 2012 to transfer its securities to The NASDAQ Capital Market.  Following submission of the application, the Company may be eligible for an additional 180-day period to regain compliance if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, for The NASDAQ Capital Market, and provides written notice to NASDAQ of its intention to cure the deficiency during the second compliance period.  Alternatively, the Company may appeal NASDAQ’s decision to a Hearings Panel, which will stay the delisting until a decision is rendered subsequent to the appeal hearing. There can be no assurance that any such appeal would be successful.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLEACHER & COMPANY, INC.

	By:	/s/ John Griff
	Name:	John Griff
	Title:	Chief Operating Officer

Dated: June 22, 2012

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